
                                                                                                        EX-11

               REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER COMMON SHARE
                                 UNAUDITED
                    (In thousands except per share data)
                                                                 Nine Months Ended         Three Months Ended
                                                                   September 30,              September 30,
                                                               ----------------------    ----------------------
                                                                  1998        1997         1998          1997
                                                               ----------   ---------    ---------    ---------
Basic earnings (loss):
      Net income (loss)                                        $ 143,652    $ 333,037    $ (92,659)   $ 112,288
      Less preferred stock dividends                             (19,701)     (17,132)      (6,529)      (5,421)
      Less dividends on restricted stock plan shares              (2,424)      (2,451)        (674)        (922)
                                                               ---------    ---------    ---------    ---------
      Net income (loss) applicable to common stock - basic     $ 121,527    $ 313,454    $ (99,862)   $ 105,945
                                                               =========    =========    =========    =========

Average common shares outstanding - excluding restricted
      stock plan shares                                          104,522      105,793      103,985      105,559
                                                               =========    =========    =========    =========

Basic earnings (loss) per common share                         $    1.16    $    2.96    $   (0.96)   $    1.00
                                                               =========    =========    =========    =========

Diluted earnings (loss):
      Net income (loss) applicable to common stock - basic     $ 121,527    $ 313,454    $ (99,862)   $ 105,945
      Dividend adjustment on restricted stock plan
           shares to reflect shares assumed issued                 1,321        1,302          438          469
                                                               ---------    ---------    ---------    ---------
      Net income (loss) applicable to common stock - diluted   $ 122,848    $ 314,756    $ (99,424)   $ 106,414
                                                               =========    =========    =========    =========

Diluted shares:
      Average common shares outstanding - excluding
           restricted stock plan shares                          104,522      105,793      103,985      105,559
      Net shares assumed issued under restricted stock plan        1,797        1,597            -        2,001
      Shares assumed issued on exercise of stock options              77          107            -          106
                                                               ---------    ---------    ---------    ---------

Average diluted common shares outstanding                        106,396      107,497      103,985      107,666
                                                               =========    =========    =========    =========

Diluted earnings (loss) per common share                       $    1.15    $    2.93    $   (0.96)   $    0.99
                                                               =========    =========    =========    =========
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